UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 29, 2020

AYTU BIOSCIENCE, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-38247	47-0883144
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

373 Inverness Parkway, Suite 206

Englewood, CO 80112

(Address of principal executive offices, including Zip Code)

Registrant’s telephone number, including area code: (720) 437-6580

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	AYTU	The NASDAQ Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

As set forth in the Current Report on Form 8-K as originally filed with the SEC on November 4, 2019 and as amended on November 4, 2019 and November 7, 2019, in connection with the purchase agreement by and between Aytu BioScience, Inc. (the “Company”) and Cerecor Inc. (“Cerecor”), the Company assumed from Cerecor a fixed payment obligation to Deerfield CSF, LLC (“Deerfield”) of approximately $16.6 million (the “Deerfield Obligation”). In connection with the Company’s assumption of the Deerfield Obligation, the Company, each of Deerfield and certain of its affiliates (collectively, the “Deerfield Parties”), Avadel U.S. Holdings, Inc. and its subsidiaries, Armistice Capital Master Fund, Ltd. (“Armistice”) and Cerecor entered into a Consent and Limited Waiver Agreement dated October 31, 2019 (the “Waiver”), pursuant to which: (i) Armistice agreed to enter into a guarantee of the Deerfield Obligation (the “Armistice Guarantee”); (ii) Cerecor agreed to enter into a guarantee of the Deerfield Obligation; and (iii) Armistice agreed to enter into an escrow agreement (the “Escrow Agreement”) with the Deerfield Parties and JPMorgan Chase Bank, N.A. (the “Escrow Agent”), pursuant to which Armistice deposited approximately $15 million into an escrow account (the “Escrow Funds”) to guarantee the balloon payment of $15 million due to the Deerfield Parties by the Company on the last business day of January 2021 or earlier (the “Balloon Payment Obligation”).

On May 29, 2020, the Company, Armistice and the Deerfield Parties entered into an Early Payment Agreement and Escrow Instruction (the “Early Payment Agreement”) pursuant to which, (i) the Company agreed to transfer the sum of $15 million to the Deerfield Parties in early satisfaction of the Balloon Payment Obligation (ii) the Deerfield Parties jointly and severally, acknowledged receipt and payment in full of the Balloon Payment and (iii) the Deerfield Parties and Armistice agreed to deliver to the Escrow Agent the joint written instruction to release the Escrow Funds to Armistice. The parties to the Early Payment Agreement acknowledged and agreed that the remaining fixed payments set forth on Schedule I of the Waiver other than the Balloon Payment Obligation remain due and payable pursuant to the terms of the Waiver, and that nothing in the Early Payment Agreement alters, amends, or waives any provisions or obligations in the Waiver or the deerfield agreement other than as expressly set forth therein. As further consideration for the early payment of the Balloon Payment Obligation contemplated by the Early Payment Agreement, Armistice agreed (i) to pay to the Company, in immediately available funds, an amount equal to $200,000 and (ii) to reimburse the Company for all reasonable out–of-pocket legal expenses and fees incurred in connection with the Early Payment Agreement and the transactions contemplated thereby. On April 3, 2020, a majority of the Company’s disinterested board of directors approved the Company entering into an agreement whereby the Company would either assume the Escrow Agreement pursuant to an assignment and assumption agreement or paying the Balloon Payment Obligation.

The foregoing description of the Early Payment Agreement is qualified in its entirety by the full text of the Early Payment Agreement, a copy of which is attached hereto as Exhibit 10.1.

Item 7.01 Regulation FD Disclosure.

On June 1, 2020, the Company issued two press releases, (i)announcing the payment of the Balloon Payment Obligation and (ii) announcing that the U.S Food and Drug Administration (the “FDA”) has granted Emergency Use Authorization for the COVID-19 IgG/IgM Rapid Test Cassette distributed by the Company. A copy of the press releases are attached as Exhibit 99.1 and 99.2, respectively, and incorporated herein by reference. In accordance with General Instruction B.2 of Form 8-K, the information in the press releases attached as Exhibit 99.1 and 99.2, respectively, hereto shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), nor shall such information be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such filing.

Item 9.01 Financial Statements and Exhibits.

(d) The following exhibit is being filed herewith:

Exhibit	Description
10.1	Early Payment Agreement, dated May 29, 2020
99.1	Press Release, dated June 1, 2020
99.2	Press Release, dated June 1, 2020

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AYTU BIOSCIENCE, INC.

Date: June 1, 2020	By:	/s/ Joshua R. Disbrow
Joshua R. Disbrow
Chief Executive Officer

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